                                                                    (EXHIBIT 10)

          INTERNATIONAL PAPER COMPANY - MANAGEMENT INCENTIVE PLAN (MIP)
                   AMENDED AND RESTATED AS OF JANUARY 1, 1998


I.       Purposes of the Plan

         The purposes of this Amended and Restated Management Incentive Plan are: (a) to provide greater incentive for Participants to exert their best efforts to increase the profitability of the Company, (b) to attract and retain in the employ of the Company persons of outstanding competence, and (c) to further the identity of interests of Plan Participants with the interests of the Company's shareholders. The awards made under the Plan are not a form of deferred regular compensation with respect to the Participants' normal performance of their regular duties, but are instead intended to provide an incentive to achieve higher than expected levels of performance. Defined terms used herein shall have the meanings set forth in Article II.

II.      Definitions

         Business Unit: "Business Unit" means a business unit or sector, composed of an aggregate of Mill/Facilities and identified in a list each Plan Year by the Committee.

         Committee: "Committee" means the Management Development and Compensation Committee of the Company's Board of Directors.

         Company: "Company" means International Paper Company, a New York corporation, together with its subsidiaries.

         Company Peer Group: "Company Peer Group" means those companies engaged in the forest products industry which the Committee determines from time to time to be a representative group of companies with which the Company competes.

         Company ROI: "Company ROI" means, with respect to any Plan Year, the Company's Return on Investment for such Plan Year compared to its budgeted Return on Investment for such Plan Year.

         Competitive ROI: "Competitive ROI" means a comparison of the Company ROI with the ROI of the Company's Peer Group, calculated on a weighted basis, as determined from time to time by the Committee.

         Corporate Participants: "Corporate Participants " means those Participants not included in the list of Participants attached to a specific Business Unit or Mill/ Facility.

         Employees: "Employees" mean those persons who are full time employees of the Company.

         Incentive Compensation Fund: "Incentive Compensation Fund" means, with respect to any Plan Year, the aggregate amount available for incentive compensation payments under the Plan, as determined in accordance with Article VI hereof.

         Key Initiatives: "Key Initiatives" means areas that have been specifically targeted for growth and development by the unit to which such Key Initiatives relate.

         Mill/Facility: "Mill/Facility" means a mill, facility, forest region or similar subdivision of a Business Unit as identified in a list compiled each Plan Year by the Committee.

         Non-financial Goals: "Non-financial Goals" means, with respect to any Plan Year, a comparison of how well the Company performed in certain non-financial areas compared to targeted performance in such areas.

         Participant: "Participant" means a person who has been designated as a participant in the Plan pursuant to Article V hereof.

         Performance Factor: "Performance Factor" means the percentage amount assigned by the Committee to a Performance Measure for a level of achievement and representing a percentage of Target Award, pursuant to Article VI(C) hereof.

         Performance Measure: "Performance Measure" means one of the three separate measurements of corporate performance used in determining the Incentive Compensation Fund.

         Plan: "Plan" means this Amended and Restated Management Incentive Plan, as the same may be amended from time to time.

         Plan Year: "Plan Year" means the twelve month period corresponding to the Company's fiscal year.

         Pool Funding Factor: "Pool Funding Factor" means, with respect to any given Plan Year, the sum of all Performance Measures, after giving effect to the weighting of each Performance Measure and after multiplication of each Performance Measure by its Performance Factor.

         Return on Investment/ROI: "Return on Investment" or "ROI" means earnings before interest and after taxes divided by capital employed.

         Target Award: "Target Award" means an amount equal to the percentage of salary range midpoint applicable to the actual position level of each Participant, as set forth in Appendix A hereto.

         Unit Non-financial Rating: "Unit Non-financial Rating" means, with respect to any given Plan year, the numerical rating which can range from .50 to 1.75 awarded the

         Corporate Participants as a group, and each Business Unit and Mill/Facility as a measure of such unit's achievement of its respective non-financial goals.

III.     Plan Description

         The Plan establishes a maximum fund based on corporate performance compared to Plan Year financial and non-financial objectives as described herein. Funds are allocated proportionally to Corporate, Business Unit and Mill/Facility Participants based on performance levels established for the organizational units to which such Participants are allocated. Individual Participant awards are based on a proportionate share of their respective fund, adjusted for individual performance. A separate Special Recognition Fund may be established to reward special contributions by Employees during the Plan Year.

IV.      Administration of the Plan

         The Plan shall be administered under the direction of the Committee. The Committee is authorized to exercise considerable discretion and judgment in interpreting the Plan and in adopting, from time to time, rules and regulations governing the administration of the Plan.

         Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and employees.

V.       Participation in the Plan

         Participants in the Plan shall be limited to officers and employees of the Company, as determined from time to time by the Chief Executive Officer. Recommendations with respect to the final determination of the Participants who are to receive incentive awards for each Plan Year and to the amount of the awards for each Plan Year, shall be made each year to the Committee by the Chief Executive Officer under such procedures as may from time to time be prescribed by the Committee. Employees who are eligible for participation in any business unit or divisional variable cash compensation plan of the Company shall not be eligible for an incentive award under this Plan based upon the same period of service, and amounts paid under such plans shall not be regarded as awards under this Plan. Participation in this Plan, or receipt of an award under this Plan, shall not give a Participant or Employee any right to a subsequent award, nor any right to continued employment by the Company for any period, nor shall the granting of an award give the Company any right to continued services of the Participant or Employee for any period. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the Participant or Employee at any time with or without cause.

VI.      Amount Available for Incentive Awards

               A. Incentive Compensation Fund. The amount available in any Plan Year in the Incentive Compensation Fund shall be determined in accordance with this Article VI.

               B. Performance Measures. In establishing the Incentive Compensation Fund, three separate measurements of corporate performance shall be used. These measurements shall include Company ROI, Competitive ROI and Non-financial Goals. Weighting factors of forty percent (40%), thirty-five percent (35%) and twenty-five percent (25%), shall be given, respectively, to the Performance Measures reflecting Company ROI, Competitive ROI and Non-financial Goals.

               C. Performance Factor. Each Performance Measure shall be multiplied by a Performance Factor ranging from fifty percent (50%) to one hundred seventy-five percent (175%) . The Committee shall determine the Performance Factor applicable to each Performance Measure and shall have broad discretion in determining such Performance Factors. In connection with Company ROI and Competitive ROI, the Committee may take into account, without limitation, such items as unforeseen changes in economic conditions and the like. In connection with Non-financial Goals, the Committee may take into account, without limitation, such items as changes in the law, technology, natural disasters or catastrophic occurrences.

               D. Calculation of Incentive Compensation Fund. The sum of all Performance Measures, after giving effect to the weighting of each Performance Measure and after multiplication of each Performance Measure by its Performance Factor, shall equal the "Pool Funding Factor." The sum of Target Awards for all Participants shall be multiplied by the Pool Funding Factor and the amount so obtained shall constitute the Incentive Compensation Fund for the applicable Plan Year. Examples of the methodology to be used in applying Performance Factors and Performance Measures to the determination of Target Awards are set forth in Appendix B hereto.

VII.     Allocation of Incentive Compensation Fund Among Participants

               A. General. Amounts available under the Incentive Compensation Fund for payment of individual awards shall be allocated among Corporate, Business Unit and Mill/ Facility Participants based on organizational level performance.

               B. Corporate Level Performance. To the extent feasible under the applicable portion of the Incentive Compensation Fund, the attainment of Participant Target awards by Corporate Participants, subject to adjustment under Section VII E below, shall be

                    (1) eighty percent (80%) of the sum of a figure based (a) seventy percent (70%) on overall Company performance and (b) thirty percent (30%) on Key Initiatives in the Participant's specific area plus (2) twenty percent (20%) of the Unit Non-financial Rating.

               C. Business Unit Performance. To the extent feasible under the applicable portion of the Incentive Compensation Fund, the attainment of Participant Target awards by Business Unit Participants, subject to adjustment under Section VII E below, shall be (1) eighty percent (80%) of the sum of a figure based (a) fifty percent (50%) on Company performance and (b) fifty percent (50%) on Business Unit performance plus (2) twenty percent (20%) of the Unit Non-financial Rating. The Company portion of such performance shall be based entirely on overall Company performance. The remaining fifty percent (50%) shall be based on the particular Business Unit's Performance, with seventy percent (70%) of such amount based on actual ROI, or, if such an ROI measurement is determined, in the sole discretion of the Committee to be inappropriate, based on such other financial measurements as the Committee shall deem appropriate, compared to budgeted ROI, and thirty percent (30%) of such amount based on Key Initiatives in the Participant's Unit.

               D. Mill/Facility Performance. To the extent feasible under the applicable portion of the Incentive Compensation Fund, the attainment of Participant Target Awards by Mill/Facility Participants, subject to adjustment under Section VII E below, shall be (1) eighty percent (80%) of the sum of a figure based (a) twenty-five percent (25%) on overall Company performance, (b) twenty-five percent (25%) on Business Unit ROI and Key Initiatives measurements for that Business Unit in which the Mill/Facility is included and (c) the remaining fifty percent (50%) on such Mill/Facility's performance plus (2) twenty percent (20%) of the Unit Non-financial Rating. In determining Mill/Facility performance, seventy percent (70%) of such amount based on actual ROI against budgeted ROI or, if such an ROI measurement is determined, in the sole discretion of the Committee to be inappropriate, based on such other financial measurements as the Committee shall deem appropriate, and thirty percent (30%) of such amount based on Key Initiatives.

               E. Individual Awards. Individual awards for Participants shall be based on each Participant's share of the relevant fund established in connection with Corporate performance, Business Unit performance and Mill/Facility performance, as the case may be, factored by the individual performance of the Participant, within a range of 0 percent (0%) to one hundred twenty percent (120%).

VIII.    Special Recognition Fund.

         The Committee may approve the establishment of a discretionary fund to be used to reward Employees whose contribution during the Plan Year merits special recognition.

         Such awards shall be recommended by the Chief Executive Officer of the Company and, in the aggregate, may not exceed two percent (2%) of the total Incentive Compensation Fund approved by the Committee for the Plan Year.

IX.      Award Recommendations.

               A. Recommendations. The Chief Executive Officer shall submit to the Committee at the end of each Plan Year recommendations with respect to the Participants who should receive incentive awards for that Plan Year, together with the proposed amount of such individual awards.

               B. Granting of Awards. The Committee, in its sole discretion, may approve, revise or disapprove any recommended award to a Participant as it deems appropriate. Any award to an Officer-Director shall be subject to approval by the full Board of Directors of the Company.

               C. Death, Disability or Retirement of a Participant. A Participant whose employment terminates during a Plan Year because of death, retirement or disability (or who is granted a leave of absence) may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata award based on the period of active employment during the Plan Year. If a Participant's employment with the Company is terminated for any reason other than death, disability, retirement, or the grant of a leave of absence, prior to actual payment of an award hereunder, such award shall be canceled and the Participant shall have no right to receive payment on account of such award.

         X     Method and Time of Payment of Awards

               A. Type of Payment. As soon as practicable after an individual incentive award under this Plan has been approved by the Committee (or approved by the Board of Directors with respect to an award to an Officer-Director), the award shall be paid to the Participant in cash unless the Participant has elected to defer payment as described in Article X(C).

               B. Payment to Beneficiaries. If a Participant dies prior to receipt of an approved award under the Plan, the award shall be paid to such beneficiary or beneficiaries as the Participant shall designate in writing. The beneficiary designation shall state whether payment shall be made in a lump-sum or in quarterly installments over a specified period of time (not to exceed forty calendar quarters). If a Participant dies without having filed a beneficiary designation as set forth above, the award shall be paid in a lump-sum to the Participant's estate.


               C. Deferral of Payment (1998 Award Years and After). Subject to the approval of the Committee and for any Award Year beginning in 1998, any Participant may elect to defer payment of all or any portion of an award under this Plan by filing a written irrevocable Election to Defer Payment with the Company by a date determined by the Company. Awards or portions thereof so elected to be deferred shall be invested in the Participant's accounts under the Company's Unfunded Savings Plan as directed by the Participant.

         XI.        Modification, Suspension or Termination of Plan.

                    The Board of Directors may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.

         XII.       Governing Law.

                    The Plan shall be governed by the laws of the State of New York.

         XIII.      Tax Withholding.

                    The Company shall have the right to deduct from any award made under the Plan, a sufficient amount to cover withholding of any federal, state, local or foreign jurisdiction taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations.

         XIV.       Non-Transferability of Awards.

                    No award, under this Plan, and no rights or interests therein, shall be assignable or transferable by a Participant (or legal representative).

         XV.        Effective Date

                    This Plan shall become effective as of January 1, 1998.

                                                                      Appendix A

                         Management Incentive Plan (MIP)
                                  Target Awards


                         Position                   MIP
                           Level                  Target
                         --------                 ------

                         43                        75%

                         36                        55%

                         35                        55%

                         34                        55%

                         33                        50%

                         32                        50%

                         31                        50%

                         30                        45%

                         29                        45%

                         28                        45%

                         27                        40%

                         26                        40%

                         25                        40%

                         24                        36%

                         23                        30%

                         22                        30%

                         21                        25%

                         20                        20%

                         19                        20%

                         18                        15%

                                   Appendix B

                         Management Incentive Plan (MIP)
                   Calculation of Incentive Compensation Fund


Financial and Non-Financial Performance Rating


          Goal Achievement           Performance Rating
          ----------------           ------------------

           125% and above                     1.75
           100%                               1.00
            70%                               0.50
            69% and below                     0.00



Financial Performance Factor


                        Goal           Performance                     Performance
Goals                Achievement         Rating         Weighting        Factor
-----                -----------       -----------      ---------      -----------

ROI vs. Budget          78.9%             .648            .40             .324
ROI vs. Peers          100.0              .700            .35             .175
                                                          ---             ----
     Total                                                .75             .499


Non-Financial Performance Factor


                      Goal             Performance                     Performance
Goals              Achievement          Rating          Weighting        Factor
-----              -----------         -----------      ---------      -----------

Quality                115.0%              1.45            .0833           .121
Safety & Environment   113.0               1.39            .0833           .116
People Development     103.0               1.09            .0833           .091
                                                           -----           ----
    Total                                                  .2500           .328


Company Performance Factor

Financial Performance Factor (.499) +
Non-Financial Performance Factor(.328) =                                   .827

Preliminary Management Incentive Plan Fund Projection

Company Performance Factor x Aggregate Target Awards
 .827 x $23.312MM =                                                    $19.279MM